UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 21, 2023

SPX TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-6948	88-3567996
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6325 Ardrey Kell Road, Suite 400,
Charlotte, North Carolina 28277
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (980) 474-3700

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock, par value $0.01	SPXC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
On April 21, 2023 (the “Incremental Amendment Effective Date”), SPX Enterprises, LLC (“SPXE”), a wholly owned subsidiary of SPX Technologies, Inc. (the “Company”), as the U.S. borrower, entered into an Incremental Facility Activation Notice (the “Incremental Amendment”) with Bank of America, N.A., as administrative agent (the “Administrative Agent”), and the lenders party thereto, which amends the Amended and Restated Credit Agreement, dated as of August 12, 2022 (as amended, the “Credit Agreement”), among the Company, as parent, SPXE, as the U.S. borrower, the foreign subsidiary borrowers party thereto, the lenders party thereto, Deutsche Bank AG, as foreign trade facility agent, and the Administrative Agent.
The Incremental Amendment provides for additional senior secured term loans in the aggregate amount of $300.0 million (the “Incremental Term Loans”), which are available in up to three drawings (subject to customary conditions) from the Incremental Effective Date to October 18, 2023 (the “Incremental Availability Period”). The proceeds of the Incremental Term Loans will be used to finance, in part, permitted acquisitions, to pay related fees, costs and expenses and for other lawful corporate purposes. The Incremental Term Loans will mature on August 12, 2027. SPXE may voluntarily prepay the Incremental Term Loans, in whole or in part, without premium or penalty.

The interest rates applicable to the Incremental Term Loans are, at SPXE’s option, equal to either (x) an alternate base rate (the highest of (a) the federal funds effective rate plus 0.50%, (b) the prime rate of Bank of America, N.A., and (c) the one-month Term SOFR rate plus 1.00%) or (y) the Term SOFR rate for the applicable interest period plus 0.10%, plus, in each case, an applicable margin percentage, which varies based on the Company’s Consolidated Leverage Ratio (defined in the Credit Agreement generally as the ratio of consolidated total debt (excluding the face amount of undrawn letters of credit, bank undertakings or analogous instruments and net of unrestricted cash and cash equivalents) at the date of determination to Consolidated EBITDA for the four fiscal quarters ended most recently before such date). SPXE may elect interest periods of one, three or six months (and, if consented to by all relevant lenders, any other period not greater than twelve months) for Term SOFR borrowings. SPXE will also pay a commitment fee to the incremental lenders on the daily unused amount of the commitments for the Incremental Term Loans, payable quarterly at a per annum rate which also varies based on the Company’s Consolidated Leverage Ratio. The commitment fee rate and interest rate margins are as follows:

Consolidated Leverage Ratio	Commitment Fee	Term SOFR Loans	ABR Loans
Less than 2.00 to 1.0	0.225%	1.500%	0.500%
Greater than or equal to 2.00 to 1.0 but less than 3.00 to 1.0	0.250%	1.625%	0.625%
Greater than or equal to 3.00 to 1.0	0.275%	1.875%	0.875%

The Incremental Term Loans will be guaranteed by certain domestic material subsidiaries of the Company and secured by a first priority pledge and security interest in 100% of the capital stock of domestic subsidiaries held by the Company, SPXE or the domestic subsidiary guarantors and 65% of the voting capital stock (and 100% of the non-voting capital stock) of material first-tier foreign subsidiaries, all subject to certain exceptions and on a pari passu basis with the other credit facilities under the Credit Agreement.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 hereof is incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPX TECHNOLOGIES, INC.
(Registrant)

Date: April 27, 2023	By:	/s/ JOHN W. NURKIN
John W. Nurkin
Vice President, General Counsel and Secretary

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